                                                                  Exhibit 2(e)


                          AGREEMENT AND PLAN OF MERGER



                                 by and between



                           CORESTATES FINANCIAL CORP
                                  ("Acquiror")


                                      and


                            GERMANTOWN SAVINGS BANK
                                  ("Acquiree")



                                 March 7, 1994

                              TABLE OF CONTENTS


                                                                          Page

ARTICLE 1 - THE MERGER....................................................   1

     1.1.   Structure of the Merger.......................................   1
     1.2.   Conversion of Stock...........................................   1
     1.3.   Exchange Procedures...........................................   3
     1.4.   Options.......................................................   3
     1.5.   Articles of Incorporation of the Surviving Institution........   4
     1.6.   By-Laws of the Surviving Institution..........................   4
     1.7.   Directors and Officers of the Surviving Institution...........   4
     1.8.   Closing.......................................................   4

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES................................   5

     2.1.   Organization and Capitalization of Acquiror...................   5
     2.2.   Organization and Capitalization of Acquiree...................   5
     2.3.   Rights, etc...................................................   5
     2.4.   Capital Stock.................................................   5
     2.5.   Authority.....................................................   6
     2.6.   Subsidiaries..................................................   6
     2.7.   Authorization and Validity of Agreement.......................   6
     2.8.   No Violations.................................................   6
     2.9.   Securities Exchange Act Reports...............................   7
     2.10.  Absence of Certain Changes or Events..........................   8
     2.11.  Taxes.........................................................   8
     2.12.  Absence of Claims.............................................   8
     2.13.  Absence of Regulatory Actions.................................   9
     2.14.  Labor Matters.................................................   9
     2.15.  Employee Benefit Plans........................................   9
     2.16.  Title to Assets...............................................  10
     2.17.  Knowledge as to Conditions....................................  10
     2.18.  Compliance With Laws..........................................  10
     2.19.  Acquiror Stock................................................  11
     2.20.  Fees..........................................................  11
     2.21.  Registration Statement; Proxy Statement.......................  11
     2.22.  Environmental Matters.........................................  12
     2.23.  Material Contacts.............................................  14
     2.24.  Insurance.....................................................  14
     2.25.  Allowance for Credit Losses...................................  14

                                                                          Page
                                                                          ----
ARTICLE 3 - CONDITIONS TO EFFECTIVENESS...................................  15

     3.1.   Stock Option Agreement........................................  15

ARTICLE 4 - COVENANTS PRIOR TO CLOSING....................................  16

     4.1.   Access to Information; Notice of Changes; Confidentiality.....  16
     4.2.   Conduct of the Business of Acquiree Pending the Closing Date..  17
     4.3.   Conduct of the Business of Acquiror Pending the Closing Date..  19
     4.4.   No Solicitation of Other Offers...............................  19
     4.5.   Certain Filings, Consents and Arrangements....................  20
     4.6.   Best Efforts..................................................  20
     4.7.   Publicity.....................................................  20
     4.8.   Proxy; Registration Statement.................................  20
     4.9.   Shareholders' Meeting.........................................  21
     4.10.  Acquiror Sub..................................................  21
     4.11.  Securities Act................................................  21
     4.12.  Additional Agreements.........................................  21
     4.13.  Listing.......................................................  22
     4.14.  Bank Merger...................................................  22

ARTICLE 5 - CONDITIONS PRECEDENT TO MERGER................................  24

     5.1.   Conditions Precedent to Obligations of All Parties............  24
     5.2.   Conditions Precedent to Obligations of Acquiror...............  26
     5.3.   Conditions Precedent to Obligation of Acquiree................  27

ARTICLE 6 - COVENANTS.....................................................  28

     6.1.   Tax-Free Reorganization Treatment.............................  28
     6.2.   Employee Benefits.............................................  28
     6.3.   Indemnification; Directors' and Officers' Insurance...........  29

ARTICLE 7 - TERMINATION...................................................  31

     7.1.   Termination...................................................  31
     7.2.   Effect of Termination.........................................  32

                                                                          Page
                                                                          ----
ARTICLE 8 - MISCELLANEOUS.................................................  32

     8.1.   Certain Definitions; Interpretation...........................  32
     8.2.   Fees and Expenses.............................................  33
     8.3.   Survival......................................................  33
     8.4.   Public Announcements..........................................  33
     8.5.   Notices.......................................................  33
     8.6.   Entire Agreement..............................................  34
     8.7.   Binding Effect; Benefit; Assignment...........................  34
     8.8.   Waiver........................................................  35
     8.9.   Further Actions...............................................  35
     8.10.  Counterparts..................................................  35
     8.11.  Applicable Law................................................  35
     8.12.  Severability..................................................  35


                                   SCHEDULES


Schedule 1.2     -     Election and Allocation Procedures
Schedule 1.3     -     Exchange Procedures
Schedule 2.3A    -     Rights with Respect to Acquiror Capital Stock
Schedule 2.3B    -     Rights with Respect to Acquiree Capital Stock
Schedule 2.6     -     Significant Subsidiaries of Acquiree
Schedule 2.11    -     Tax Matters
Schedule 2.15A   -     Benefit Plans of Acquiror
Schedule 2.15B   -     Benefit Plans and Employment Agreements of Acquiree
Schedule 3.1     -     Form of Stock Option Agreement
Schedule 5.3(a)  -     Representations and Warranties Regarding Acquiror Sub
Schedule 6.2     -     Contract Employees

                              INDEX TO DEFINITIONS
                              --------------------


Term                                                   Location of Definition
- ----                                                   ----------------------
Acquiree....................................................   Preamble
Acquiree Common Stock.......................................   1.2(a)
Acquiree Meeting............................................   4.9
Acquiror....................................................   Preamble
Acquiror Sub................................................   Recitals
Acquiror Stock..............................................   1.2(b)
Acquisition Proposal........................................   4.4
Affiliates..................................................   4.11(a)
Agreement...................................................   Preamble
Bank Regulators.............................................   2.13
Benefit Plans...............................................   2.15
Branch Property.............................................   2.22
Cash Merger Consideration...................................   1.2(b)
Cash Out....................................................   1.4(a)
Certificate.................................................   1.3
Clarke......................................................   5.2(h)
Closing Date................................................   1.8
Contract Employees..........................................   6.2(a)
Control.....................................................   8.1
Conversion Number...........................................   1.2(b)
Correspondent Agreement.....................................   5.2(g)
Costs.......................................................   6.3(a)
Determination Date..........................................   1.2(b)
Dissenters' Shares..........................................   1.2(a)
Effective Date..............................................   1.8
Effective Time..............................................   1.8
Environmental Law...........................................   2.22
ERISA.......................................................   2.15
Exchange Option.............................................   1.4(a)
FDIC........................................................   2.9
Federal Reserve Board.......................................   5.1(c)
First USA...................................................   5.2(g)
Governmental Entity.........................................   2.22
Hazardous Substance.........................................   2.22
Indemnified Parties.........................................   6.3(a)
IRS.........................................................   2.15
Market Value................................................   1.2(b)
Material....................................................   8.1
Material Adverse Effect.....................................   8.1
Maximum Amount..............................................   6.3(c)
Merger......................................................   1.1
NYSE........................................................   1.2(b)
OREO........................................................   2.22

Term                                                  Location of Definition
- ----                                                  ----------------------

Outstanding Option..........................................   1.4(a)
Pension Plan................................................   2.15
Per Share Merger Consideration..............................   1.2(b)
Person......................................................   8.1
Proxy Statement.............................................   2.21
Proxy Statement/Prospectus..................................   2.21
Real Property...............................................   2.22
Registration Statement......................................   2.21
Reports.....................................................   2.9
Rights......................................................   2.3
Sale Agreement..............................................   5.2(g)
SEC.........................................................   2.9
Securities Exchange Act.....................................   2.9
Securities Act..............................................   2.21
Starting Date...............................................   7.1(f)
Starting Price..............................................   7.1(f)
Stock Merger Consideration..................................   1.2(b)
Subsidiary..................................................   8.1
Surviving Institution.......................................   1.1
Termination Right Determination Date........................   7.1(f)

                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made this 7th day of March, 1994, by and between CORESTATES FINANCIAL CORP, a Pennsylvania corporation ("Acquiror") and GERMANTOWN SAVINGS BANK, a Pennsylvania capital stock savings bank ("Acquiree").

          WHEREAS, the respective Boards of Directors of Acquiror and Acquiree have approved the acquisition of Acquiree by Acquiror, subject to the terms and conditions of this Agreement;

          WHEREAS, to complete such acquisition, the respective Boards of Directors of Acquiror and Acquiree have approved the merger of Acquiree into a Pennsylvania bank subsidiary of Acquiror ("Acquiror Sub"), pursuant to and subject to the terms and conditions of this Agreement.

          NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:


                                  ARTICLE 1

                                 THE MERGER
                                 ----------

          1.1.   Structure of the Merger.  Subject to the terms and conditions
                 -----------------------
of this Agreement, at the Effective Time (as defined in Section 1.8 hereof), Acquiree will merge with and into Acquiror Sub (the "Merger"), with Acquiror Sub being the surviving institution (the "Surviving Institution"). At the Effective Time, the separate corporate existence of Acquiree shall cease, and Acquiror Sub shall continue as the Surviving Institution. From and after the Effective Time, the Merger shall have the effects set forth in Section 1609(g) of the Pennsylvania Banking Code, 7 P.S. (S)1609(g).

          1.2.   Conversion of Stock.
                 -------------------

               (a) At the Effective Time, each share of common stock of Acquiree, par value $0.10 per share (the "Acquiree Common Stock") then issued and outstanding (other than (i) shares which have not been voted in favor of the approval of the Merger and with respect to which dissenter's rights shall have been perfected in accordance with applicable provisions of the Pennsylvania Banking Code and the Pennsylvania Business Corporation Law (the "Dissenters' Shares") and (ii) shares held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the cash and/or shares of stock of the Acquiror constituting the Per Share Merger Consideration (as defined in paragraph (b) below). As of the Effective Time, each share of the Acquiree Common Stock held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, and each share held as treasury stock of Acquiree, shall be cancelled, retired and cease to exist, and no exchange or payment shall be made with respect thereto. Each issued and outstanding share of common stock of Acquiror Sub shall continue to be an issued and outstanding share of common stock of the Surviving Institution.

               (b) As used herein, the term "Per Share Merger Consideration" shall mean either the amount of cash set forth in clause (i) below (the "Cash Merger Consideration") or that number of shares of common stock of Acquiror, par value $1.00 per share ("Acquiror Stock") as set forth in clause (ii) below (the "Stock Merger Consideration"), at the election of the holder of the share of Acquiree Common Stock in accordance with Schedule 1.2 hereto, subject however to proration in accordance with Schedule 1.2 hereto.

                    (i) If Cash Merger Consideration is to be paid with respect to a share of Acquiree Common Stock, the Per Share Merger
Consideration with respect to such share of Acquiree Common Stock shall be cash in the amount of Sixty-Two Dollars ($62).

                   (ii) If Stock Merger Consideration is to be paid with respect to a share of Acquiree Common Stock, the Per Share Merger Consideration with respect to such share of Acquiree Common Stock shall be that number of shares of Acquiror Stock (the "Conversion Number") having a Market Value as of the Determination Date equal to Sixty-Two Dollars ($62); provided, however, that (A) if the Market Value of Acquiror Stock as of the
- --------  -------
Determination Date is less than $ 22.50 per share then the Conversion Number shall be 2.756, and (B) if the Market Value of Acquiror Stock as of the Determination Date is greater than $27.50 per share then the Conversion Number shall be 2.255; and provided further, that if the Acquiror effects a stock
                    -------- -------
dividend, reclassificati on, recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and prior to the Effective Time, the Conversion Number shall be appropriately adjusted.

          The term "Determination Date" shall mean the business day prior to the Closing Date.

          The term "Market Value" shall mean the average of the closing price per share of Acquiror Stock on the New York Stock Exchange ("NYSE"), as reported by the Wall Street Journal or, if not reported thereby, another authoritative
       -------------------
source, for the immediately preceding fifteen NYSE trading days.

               (c) No fractional shares of Acquiror Stock will be issued pursuant hereto, and Acquiror shall pay cash in lieu of any fractional shares of Acquiror Stock which otherwise would be issuable. Any such cash payments shall be made on the basis of the Market Price of Acquiror Stock as of the Effective Date.

               (d) Dissenters' Shares shall be paid for in accordance with applicable provisions of the Pennsylvania Banking Code and the Pennsylvania Business Corporation Law and thereupon shall be cancelled, retired and cease to exist.

          1.3.   Exchange Procedures.  Certificate(s) which immediately prior to
                 -------------------
the Effective Time represented outstanding shares of Acquiree Common Stock (the "Certificates") shall be exchanged in accordance with the procedures set forth on Schedule 1.3 attached hereto for that amount of cash and/or that number of shares of Acquiror Stock which results from multiplying the Per Share Merger Consideration by the number of shares of Acquiree Common Stock represented by such certificate(s). Until so surrendered, each such certificate shall be deemed, for all corporate purposes, to evidence the right to receive upon surrender the Merger Consideration payable on account thereof (without interest), as specified in the preceding sentence. At and after the Effective Time, each holder of a certificate shall cease to have any rights as a shareholder of Acquiree.

          1.4.   Options.
                 -------

               (a) At the Effective Time, options granted by Acquiree to purchase shares of the Acquiree Common Stock, which are outstanding and unexercised immediately prior thereto (each, an "Outstanding Option"), shall be converted as to each whole share subject to such Outstanding Option at the holder's election in accordance with Schedule 1.2 hereto, subject however to proration in accordance with Schedule 1.2, into:

                    (i) an option (each, an "Exchange Option") to purchase such number of shares of Acquiror Stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option):

                         (A)  the number of shares of Acquiror Stock to be
subject to the Exchange Option shall be equal to the product of (A) the number of shares of the Acquiree Common Stock subject to the original option which are Stock Election Shares pursuant to Schedule 1.2 hereof, multiplied by (B) the Conversion Number (as may be adjusted pursuant to Section 1.2(b) above), the product being rounded, if necessary, up or down, to the nearest whole share;

                         (B)  the per share exercise price under the new
option shall be equal to (A) the per share exercise price under the original option for the Stock Election Shares to which such new option relates, divided by (B) the Conversion Number (as may be adjusted pursuant to Section 1.2(b) above), the result being rounded, if necessary, up or down, to the nearest cent.

                    OR:

                   (ii) cash in an amount equal to the fair market value of the shares subject to such Outstanding Options which are Cash Election Shares pursuant to Schedule 1.2 hereof determined as of the close of business on the business day preceding the Effective Date, less the amount which would have been required to exercise such options as to such Cash Election Shares (the "Cash Out").

               (b) The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.
               (c) The Exchange Options and Cash Outs with respect to Outstanding Options shall be issued and paid in accordance with the procedures set forth on Schedule 1.3 hereto.

          1.5.   Articles of Incorporation of the Surviving Institution.  The
                 ------------------------------------------------------
Articles of Incorporation of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Institution until thereafter amended as provided by law.

          1.6.   By-Laws of the Surviving Institution.  The By-Laws of Acquiror
                 ------------------------------------
Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Institution until thereafter amended as provided by law.

          1.7.   Directors and Officers of the Surviving Institution.  The
                 ---------------------------------------------------
directors and officers of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the directors and officers of the Surviving Institution.

          1.8.   Closing.  On the third business day after the expiration of all
                 -------
applicable waiting periods in connection with approvals of governmental authorities occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties (the "Closing Date"), articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such articles of merger by agreement of the parties hereto. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be such time on the Effective Date as may be agreed by the parties.


                                  ARTICLE 2
                                  ---------

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------

          Acquiror represents and warrants to Acquiree, and Acquiree represents and warrants to Acquiror, to the extent applicable as indicated below, that:

          2.1.   Organization and Capitalization of Acquiror.  In the case of
                 -------------------------------------------
Acquiror, it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and it is a bank holding company registered under the Bank Holding Company Act of 1956, as amended; and it's authorized capital stock as of the date hereof consists of 200 million authorized shares of common stock, par value $1.00 per share, of which 117,858,148 shares were issued and outstanding as of December 31, 1993, and 10 million authorized shares of preferred stock, no par value per share, of which no shares are issued and outstanding.

          2.2.   Organization and Capitalization of Acquiree.  In the case of
                 -------------------------------------------
Acquiree, it is a capital stock savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; and it's authorized capital stock as of the date hereof consists of 35,000,000 authorized shares of Acquiree Common Stock, of which 4,194,647 shares were issued and outstanding as of March 3, 1994, and 15,000,000 authorized shares of preferred stock, par value $0.10 per share, of which no shares are issued and outstanding.

          2.3.   Rights, etc.  In the case of Acquiror and Acquiree,
                 ------------
respectively, except as set forth in Schedule 2.3A with respect to Acquiror and
Schedule 2.3B with respect to Acquiree, there are not any shares of its capital stock reserved for issuance, or any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock, pursuant to which it is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights").

          2.4.   Capital Stock.  In the case of Acquiror and Acquiree,
                 -------------
respectively, all outstanding shares of capital stock of it and its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X, provided that any Subsidiary that is a bank, savings bank
                   --------
or trust company shall be deemed a Significant Subsidiary) are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. (S) 55 in the case of a national bank and any similar state statute in the case of a state-chartered bank, savings bank or trust company) nonassessable, and subject to no preemptive rights.

          2.5.   Authority.  In the case of Acquiror and Acquiree, respectively,
                 ---------
each of it and its Significant Subsidiaries has the power and authority, and is duly qualified in all jurisdictions where such qualification is required, to carry on its business as it is now being conducted and to own all its Material properties and assets (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.1)), and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not nave a Material Adverse Effect.

          2.6.   Subsidiaries.  In the case of Acquiree, a list of its
                 ------------
Significant Subsidiaries is contained in Schedule 2.6. In the case of Acquiree, the shares of capital stock of each of its Significant Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

          2.7.   Authorization and Validity of Agreement.  In the case of
                 ---------------------------------------
Acquiror and Acquiree, respectively, it has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. In the case of Acquiror, and subject, in the case of Acquiree, to the receipt of the required shareholder approval for the Acquiree referred to in Section 5.1(a), this Agreement has been authorized by all necessary corporate action of it. In the case of Acquiror and Acquiree, respectively, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          2.8.   No Violations.  In the case of Acquiror and Acquiree,
                 -------------
respectively, the execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin the Merger or (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(c), (ii) the approval of the shareholders of Acquiree referred to in Section 5.1(a), (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement, and (iv) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect or enable any person to enjoin the Merger.

          2.9.   Securities Exchange Act Reports.  In the case of Acquiror and
                 -------------------------------
Acquiree, respectively, it has filed with the Securities and Exchange Commission ("SEC"), in the case of Acquiror, and with the Federal Deposit Insurance Corporation ("FDIC"), in the case of Acquiree, all required forms, reports and documents required under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). In the case of Acquiror and Acquiree, respectively, as of their respective dates, neither its Annual Report on Form 10-K, in the case of Acquiror, and on Form F-2, in the case of Acquiree, for the fiscal year ended December 31, 1993, nor any other document filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, each in the form (including exhibits) filed with the SEC or FDIC, as applicable (collectively, its "Reports"), contained, as of the date thereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the case of Acquiror and Acquiree, respectively, each of the balance sheets or statements of condition contained or incorporated by reference in its Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements contained or incorporated by reference in its Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies, in the case of Acquiror, and in accordance with generally accepted accounting principles applicable to banks, in the case of Acquiree, consistently applied during the periods involved, except as may be noted in the Reports. As of the date of such Reports, there existed no material liabilities of Acquiree and its Subsidiaries, contingent or otherwise, that are required to be disclosed under generally accepted accounting principles applicable to banks, or would be required to be disclosed in the financial statements contained in the Annual Report on Form F-2 for the year ended December 31, 1993 or the report on Form F-4 for the quarter ended September 30, 1993, but are not so disclosed in such Reports.

          2.10.  Absence of Certain Changes or Events.  In the case of Acquiror
                 ------------------------------------
and Acquiree, respectively, since December 31, 1993, except as disclosed in its Reports, it has not incurred any Material liability except in the ordinary course of its business consistent with past practice, and since December 31, 1993 there has not been any change in the financial condition or results of operations of it or any of its Subsidiaries which, individually or in the aggregate, has had a Material Adverse Effect (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

          2.11.  Taxes.  In the case of Acquiree, except as otherwise would not
                 -----
have a Material Adverse Effect, all federal, state, local and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and not expired. In the case of Acquiree, all taxes shown on returns filed by or on behalf of it or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). Except as disclosed on Schedule 2.11, in the case of Acquiree, as of the date of this Agreement, there are no assessments or notices of deficiency or proposed assessments with respect to any taxes of it or any of its Subsidiaries that, if resolved in a manner adverse to it, would have a Material Adverse Effect. In the case of Acquiree, except as otherwise would not have a Material Adverse Effect, it has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          2.12.  Absence of Claims.  In the case of Acquiror and Acquiree,
                 -----------------
respectively, no Material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or to materially hinder or delay consummation of the transactions contemplated hereby.

          2.13.  Absence of Regulatory Actions.  In the case of Acquiror and
                 -----------------------------
Acquiree, respectively, neither it nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplated issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          2.14.  Labor Matters.  In the case of Acquiree, neither it nor any of
                 -------------
its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened.

          2.15.  Employee Benefit Plans.  In the case of Acquiror and Acquiree,
                 ----------------------
respectively, all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all Material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any Material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no Material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; it and its Subsidiaries have not contributed to any "multiemployer plan," as defined in
Section 3(37) of ERISA, on or after September 26, 1980. In the case of Acquiree, with respect to each benefit plan for employees that is maintained or contributed to by Acquiree or any of its Subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Benefit Plans"), it has made available to Acquiror a true and correct copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS"), (ii) such Benefit Plan, (iii) each trust agreement and insurance contract relating to such Benefit Plan, (iv) the most recent summary plan description for such Benefit Plan, (v) the most recent actuarial report or valuation if such Benefit Plan is subject to Title IV of ERISA, (vi) the most recent determination letter issued by the IRS if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, and
(vii) all outstanding employment contracts or agreements. Schedule 2.15A with respect to Acquiror, and Schedule 2.15B with respect to Acquiree, contains a complete list of its Benefit Plans, and, in the case of Acquiree, all outstanding employment contracts or agreements.

          2.16.  Title to Assets.  In the case of Acquiree, each of it and its
                 ---------------
Subsidiaries has good and marketable title to its properties and assets (other than property as to which it is lessee) except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.

          2.17.  Knowledge as to Conditions.  In the case of Acquiror and
                 --------------------------
Acquiree, respectively, it knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(c) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

          2.18.  Compliance With Laws.  In the case of Acquiror and Acquiree,
                 --------------------
respectively, it and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

          2.19.  Acquiror Stock.  In the case of Acquiror, the shares of
                 --------------
Acquiror Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

          2.20.  Fees.  In the case of Acquiror and Acquiree, respectively,
                 ----
other than financial advisory services performed for Acquiree by Alex. Brown & Sons Incorporated (on terms disclosed to Acquiror), neither it nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

          2.21.  Registration Statement; Proxy Statement.  In the case of
                 ---------------------------------------
Acquiror and Acquiree, respectively, the information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act") with the SEC by Acquiror for the purpose of, among other things, registering the Acquiror Stock to be issued to the shareholders of Acquiree in the Merger (the "Registration Statement") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the proxy statement to be filed with the FDIC by Acquiree under the Securities Exchange Act and distributed in connection with Acquiree's meeting of its shareholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not, at the time the Proxy Statement/Prospectus is mailed and at the time of the Acquiree Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          2.22.  Environmental Matters.
                 ---------------------

               (a) For purposes of this Section 2.22, the following terms shall have the indicated meaning:

          "Branch Property" means all real property presently or formerly owned
           ---------------
or operated by Acquiree and each of its Subsidiaries on which branches or facilities are or were located.

          "Environmental Law" means any applicable federal, state or local
           -----------------
statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or
(b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each as amended or (c) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance, whether liquid, solid or
           -------------------
gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

          "Real Property" means the Branch Property, all real property
           -------------
classified by Acquiree and each of its Subsidiaries as other real estate owned ("OREO"), all real property on which Acquiree holds a lien or security interest and all real property (including property held as trustee or in any other fiduciary capacity) over which Acquiree and each of its Subsidiaries currently or formerly has exercised dominion, management or control.

               (b) In the case of Acquiree, except as disclosed to Acquiror in writing or as would not individually or in the aggregate have a Material Adverse Effect on Acquiree;

                    (i) each of Acquiree and its Subsidiaries is and has been in substantial compliance with all applicable Environmental Law;

                   (ii) the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law;

                  (iii) neither Acquiree nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity or any third party indicating that Acquiree or any Subsidiary may be in violation of, or liable under, any Environmental Law;

                   (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigation or proceedings pending or threatened against Acquiree or any Subsidiary alleging that they may be in violation of, or liable under, any Environmental Law;

                    (v) no reports have been filed, or are required to be filed, by Acquiree or any of its Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation or any Environmental Law on or at the Real Property;

                   (vi) there are no underground storage tanks on, in or under any of the Branch Property and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by Acquiree or any of its Subsidiaries, and

                  (vii) to the knowledge of Acquiree, neither Acquiree nor any of its Subsidiaries has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge or Acquiree, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

               (c) For the purposes of this Agreement, "to the knowledge of Acquiree" shall mean to the knowledge of each person with the title of Senior Vice President of Acquiree or higher.

               (d) In the case of Acquiree, there are no permits or licenses required under any Environmental Law in respect of the Branch Property presently operated by Acquiree or any of its Subsidiaries or in respect of OREO presently held by Acquiree or in respect of any real property held as trustee or in any other fiduciary capacity that are not held and that the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

               (e) In the case of Acquiree, Acquiree has delivered to Acquiror copies of all documentation representing the Acquiree's environmental policies and procedures and has operated and conducted Acquiree's business and operations in compliance with all such policies and procedures except where the failure to so operate or conduct would not, individually or in the aggregate, have a Material Adverse Effect.

          2.23.  Material Contacts.  In the case of Acquiree, neither Acquiree
                 -----------------
nor any of its Subsidiaries is in default under any Material contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. In the case of Acquiree, neither the Acquiree nor any of its subsidiaries is a party to or is bound by any agreement or subject to or bound by any judgment, decree, order, writ or injunction that places any Material restriction on the ability of Acquiree or any of its Subsidiaries to engage in their respective businesses in accordance with present practices.

          2.24.  Insurance.  In the case of Acquiree, the assets, properties and
                 ---------
operations of Acquiree and its Subsidiaries are insured under various policies of general liability and other forms of insurance, including surety and bonding arrangements. Such policies are in amounts and types of coverage which are adequate in relation to the business and assets of each of them and all premiums due have been paid in full. All such forms of insurance are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, in each such case, except which would not have a Material Adverse Effect on Acquiree.
To the knowledge of Acquiree (as defined in Section 2.22 hereof), there has been no failure to give any notice or to present any Material claim under any insurance arrangement in due and timely fashion.

          2.25.  Allowance for Credit Losses.  (i) The allowance for credit
                 ---------------------------
losses included in the consolidated financial statements of Acquiree included in the Acquiree's September 30, 1993 Form F-4 was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, Acquiree and its Subsidiaries. Acquiree has disclosed to Acquiror in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Acquiree and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and Acquiree shall promptly on a periodic basis inform Acquiror of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.

                   (ii) The allowance for credit losses included in the consolidated financial statements of Acquiror included in Acquiror's September 30, 1993 Form 10-Q was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, Acquiror and its Subsidiaries. Acquiror has disclosed to Acquiree in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Acquiror and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and Acquiror shall promptly on a periodic basis inform Acquiree of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.


                                  ARTICLE 3

                         CONDITIONS TO EFFECTIVENESS
                         ---------------------------

          This Agreement shall be effective upon execution by each of the parties hereto and satisfaction of the following conditions:

          3.1.   Stock Option Agreement.  Acquiror and Acquiree shall each have
                 ----------------------
executed and delivered the Stock Option Agreement in the form of Schedule 3.1 attached hereto.

                                  ARTICLE 4

                         COVENANTS PRIOR TO CLOSING
                         --------------------------

          4.1.   Access to Information; Notice of Changes; Confidentiality.
                 ---------------------------------------------------------

               (a) During the period commencing on the date hereof and ending on the Closing Date, each of the parties shall (and shall cause each of its Subsidiaries to) upon reasonable notice, afford the other parties, and their respective counsel, accountants, officers and employees and other authorized representatives, reasonable access during normal business hours to the properties, books, personnel, records, tax returns, work papers of independent auditors of such party and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of such party and its Subsidiaries; such investigation shall not, however, affect or be deemed to modify the representations and warranties made by such party in this Agreement.

               (b) During the period commencing on the date hereof and ending on the Closing Date, each party shall promptly notify the other parties hereto in writing of any and all occurrences which, if they had occurred prior to execution of this Agreement, would have caused the representations and warranties of such party contained in Article 2 and the Schedules delivered in conjunction therewith to be incorrect in any material respect.

               (c) Acquiror acknowledges that information received by it concerning Acquiree and its Subsidiaries and their operations is subject to the Confidentiality Agreement dated October 21, 1993 between Acquiror and Acquiree. Without limiting the foregoing, each party will not, and will cause its representatives not to, use any information obtained pursuant to this
Section 4.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
4.1 unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

          4.2.   Conduct of the Business of Acquiree Pending the Closing Date.
                 ------------------------------------------------------------
Acquiree agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Acquiror, during the period from the date hereof to the Effective Time:

               (a) Acquiree will and will cause each of its Subsidiaries to conduct their respective operations only in the ordinary course of business consistent with past practice (subject, in any event, to the provisions of paragraph (c) below) and will use its best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, clients and others having business relationships with them.

               (b) Acquiree shall not, and shall not permit any of its Subsidiaries to, take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of Acquiror or Acquiree to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

               (c) Acquiree will not and will not permit any of its Subsidiaries to:

                    (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance;

                   (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend on the Acquiree Common Stock other than the regular quarterly cash dividend not exceeding $0.15 per share of Acquiree Common Stock (the record dates for which, after the May 15, 1994 record date, shall be the fourth day of September, December, March and June, as applicable) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, except for dividends paid by any of the wholly-owned Subsidiaries of Acquiree to Acquiree or any of its wholly-owned Subsidiaries; or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

                  (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its Material properties or assets to any individual corporation or other entity other than a direct or indirect wholly-owned Subsidiary of Acquiree, or cancel, release or assign any Material indebtedness of any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date of this Agreement;

                   (iv) other than portfolio investments in the ordinary course of business consistent with past practice, make any Material investment either by purchase or stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Acquiree;

                    (v) except as contemplated by Sections 5.2(g) and (h) hereof, enter into or terminate any Material contract or agreement, or make any change in any of its Material leases or contracts, other than renewals of contracts and leases without Material adverse changes of terms;

                   (vi) increase in any manner the compensation or fringe benefits of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend, modify or terminate, or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or adopt, amend, modify or terminate any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit of welfare of any director, officer or employee or voluntarily accelerate the vesting of any stock options or other stock-based compensation, provided that extensions of employment
                                   --------
contracts in existence on the date hereof pursuant to the terms thereof shall be deemed to be made in the ordinary course of business consistent with past practice;

                  (vii) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for Material money damages or restrictions upon the operations of Acquiree or any of its Subsidiaries;

                 (viii) modify in any Material respect the manner in which it and its Subsidiaries have heretofore conducted or accounted for their business;

                   (ix) except as contemplated by this Agreement, amend its articles of incorporation or its by-laws; or

                    (x) agree to, or make any commitment to, take any of the actions prohibits by this Section 4.2;

                   (xi) elect or appoint any new director or officer of Acquiree or any of its Subsidiaries, provided that the appointment of an
                                     --------
officer to another office of Acquiree or any of its Subsidiaries shall not be deemed to be the appointment of a new officer.

          4.3.   Conduct of the Business of Acquiror Pending the Closing Date.
                 ------------------------------------------------------------
Acquiror agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Acquiree, during the period from the date of this Agreement to the Effective Time, Acquiror will not (a) declare or pay any extraordinary or special dividend on the Acquiror Stock, or
(b) take any action that would adversely affect or delay in any material respect the ability of Acquiree or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

          4.4.   No Solicitation of Other Offers.  Acquiree agrees that neither
                 -------------------------------
it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and Acquiree shall direct and use its best efforts to cause its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to shareholders of Acquiree) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets, sale of shares of capital stock, or similar transactions involving Acquiree or any Subsidiary of Acquiree (any such inquiry, offer or proposal, an "Acquisition Proposal"), or, except as may be legally required for the discharge by the board of directors of its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal. As of the time hereof, Acquiree is not engaged in any negotiations or discussions relating to an Acquisition Proposal. Acquiree shall promptly notify Acquiror orally and in writing of any proposal or offer regarding an

Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the Person making such inquiry or Acquisition Proposal or offer and such other information with respect thereto as is reasonably necessary to apprise Acquiror of the material terms of such Acquisition Proposal or offer and all other material information relating thereto. Acquiree shall give Acquiror contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Acquiree to, any such person regarding an Acquisition Proposal.

          4.5.   Certain Filings, Consents and Arrangements.  Acquiror and
                 ------------------------------------------
Acquiree shall (a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby (including without limitation all applications for required approvals as set forth in Section 5.1(c) hereof), (b) cooperate with one another (i) in promptly determining what filings are required to be made and what approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers, and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

          4.6.   Best Efforts.  Acquiror and Acquiree each will (i) use its best
                 ------------
efforts to take all action necessary to render accurate as of the Closing Date the representations and warranties of it contained herein, and (ii) use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it as contemplated by this Agreement.

          4.7.   Publicity.  The initial press release announcing this Agreement
                 ---------
shall be a joint press release and thereafter Acquiree and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

          4.8.   Proxy; Registration Statement.  As soon as practicable after
                 -----------------------------
the date hereof, Acquiror and Acquiree shall cooperate with each other to prepare the Proxy Statement, file it with the FDIC, respond to comments of the Staff of the FDIC, clear the Proxy Statement with the Staff of the FDIC and thereafter and after the effectiveness of the Registration Statement mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Acquiree Common

Stock. Acquiror shall promptly prepare the Registration Statement and file it with the SEC and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. Acquiror shall also take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of the Acquiror Stock pursuant to the Merger and Acquiree shall furnish Acquiror all information concerning Acquiree and the holders of its capital stock and shall take any action as Acquiror may reasonably request in connection with any such action.

          4.9.   Shareholders' Meeting.  Acquiree shall take all action
                 ---------------------
necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of Acquiree Common Stock (the "Acquiree Meeting") as promptly as practicable for the purpose of considering and taking action required by this Agreement. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, the board of directors of Acquiree shall recommend that the holders of Acquiree Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Acquiree Meeting.

          4.10.  Acquiror Sub.  Acquiror shall take all steps necessary such
                 ------------
that Acquiror Sub shall exist at the Closing Date as a Pennsylvania bank Subsidiary of Acquiror, the deposits of which are insured by the FDIC, into which Acquiree may merge under applicable law; and prior to the Closing Date take all corporate action, and cause Acquiror Sub to take all necessary corporate action, to approve of and authorize the consummation of the Merger and the other transactions contemplated hereby by Acquiror Sub.

          4.11.  Securities Act.
                 --------------

               (a) As soon as practicable after the date of the Acquiree Meeting, Acquiree shall identify to Acquiror all persons who were, at the time of the Acquiree Meeting, possible "affiliates" of Acquiree as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

               (b) Acquiree shall use its best efforts to obtain a written "affiliate" letter agreement in form and substance satisfactory to each of Acquiree and Acquiror from each person who is identified as a possible Affiliate pursuant to clause (a) above. Acquiree shall deliver such written "affiliates" letter agreements to Acquiror as soon as practicable after the Acquiree Meeting.

          4.12.  Additional Agreements.  Subject to the terms and conditions
                 ---------------------
herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          4.13.  Listing.  Acquiror shall use its best efforts to list on the
                 -------
New York Stock Exchange upon official notice of issuance the Acquiror Stock to be issued in the Merger.

          4.14.  Bank Merger.  During the period from the date of this Agreement
                 -----------
to the Effective Time, Acquiree shall, and shall cause its officers, directors and employees to, cooperate with and assist Acquiror in the formulation of a plan or plans of integration for the merger of Acquiree into Acquiror Sub.

          Notwithstanding that Acquiree believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Acquiree recognizes that Acquiror has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan or plans of integration for the Merger, Acquiree and Acquiror shall consult and cooperate with each other with respect to (i) conforming, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, Acquiree's loan, accrual and reserve policies to those policies of Acquiror to the extent appropriate recognizing that different policies and regulations may apply to a state chartered bank,
(ii) new extensions of credit or material revisions to existing terms of credits by Acquiree in each case where the aggregate exposure exceeds $1 million and
(iii) conforming, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of Acquiree to the extent appropriate.

          In addition, from and after the date of this Agreement to the Effective Time and in order to formulate the plan or plans of integration for the Merger, Acquiree and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Acquiror's plan or plans of integration and the Merger.

          Acquiree and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expense of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

          At the request of Acquiror, Acquiree shall, prior to the Effective Time, use its best efforts to establish and take such reserves and accruals as Acquiror shall request to conform, on a mutually satisfactory basis, Acquiree's loan, accrual and reserve policies to Acquiror's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that (i) Acquiree shall not be
                            -----------------
obligated to take any such action pursuant to this paragraph of Section 4.14 unless and until Acquiror specifies its request in a writing delivered by Acquiror to Acquiree, and acknowledges and all conditions to its obligations to consummate the Merger set forth in Section 5.1 and 5.2 have been waived (if waivable) or satisfied, (ii) Acquiree acknowledges that the conditions to its obligation to consummate the Merger set forth in Section 5.1 and 5.3 have been satisfied or waived (if waivable) by Acquiree, (iii) Acquiree shall not be required to take any such action that impairs its regulatory capital, that is inconsistent with any formal or informal undertaking by Acquiree to any bank regulatory agency that has been disclosed in writing to Acquiror prior to the date hereof or is inconsistent with any bank regulatory requirement applicable to Acquiree, and (iv) Acquiree shall not be required to take any such action that is not consistent with generally accepted accounting principles. The Acquiree's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this Section 4.14.

                                  ARTICLE 5

                       CONDITIONS PRECEDENT TO MERGER
                       ------------------------------

          5.1.   Conditions Precedent to Obligations of All Parties.  The
                 --------------------------------------------------
respective obligations of Acquiror and Acquiree to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

               (a)  Acquiree Shareholder Approval.  This Agreement and the
                    -----------------------------
transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Acquiree in accordance with applicable law.

               (b)  Acquiror Sub.  Acquiror Sub shall exist as a Pennsylvania
                    ------------
bank Subsidiary of Acquiror in accordance with Pennsylvania law, have received a certificate of authority to conduct business from the Pennsylvania Department of Banking and have received approval from the FDIC for insurance of its deposits.

               (c)  Regulatory Approval.  Acquiror shall have procured the
                    -------------------
required approval, consent, waiver or other administrative action with respect to this Agreement and the transactions contemplated hereby (i) by the responsible agency under the Bank Merger Act and the Oakar Amendment, (ii) by the Pennsylvania Department of Banking pursuant to Pennsylvania law, and (iii) by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Oakar Amendment and under the Bank Holding Company Act of 1956, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents, waiver or administrative actions of governmental authorities or other person that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval, consent, waiver or
                   --------  -------
administrative action referred to in this Section 5.1(c) shall be deemed to have been received if it shall include any condition or requirement that would (i) result in a Material Adverse Effect on Acquiror or (ii) so materially and adversely affect the economic or business benefits of the Merger that the Acquiror would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

               (d)  Other Legal Requirements.  All other requirements
                    ------------------------
prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

               (e)  Injunction; Legal Proceedings.  No preliminary or permanent
                    -----------------------------
injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time; and no litigation or proceeding shall be pending against Acquiror or Acquiree or any of their Subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

               (f)  Statutes.  No statute, rule, regulation, executive order,
                    --------
decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger.

               (g)  Registration Statement.  The Registration Statement shall
                    ----------------------
have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

               (h)  Tax Opinion.  Acquiror and Acquiree each shall have
                    -----------
received the opinion of Pepper, Hamilton & Scheetz, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by Acquiror or Acquiree as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of Acquiree who exchange their shares of Acquiree Common Stock solely for shares of Acquiror Stock pursuant to the Merger (except with respect to cash received in lieu of a factional share interest in Acquiror Stock); (iii) the tax basis of the shares of Acquiror Stock received by shareholders who exchange all of their shares of Acquiree Common Stock solely for shares of Acquiror Stock in the Merger will be the same as the tax basis of the shares of Acquiree Common Stock surrendered in exchange therefor (reduced by any amount allocable to a factional share interest of which cash is received); and (iv) the holding period of the shares of Acquiror Stock received in the Merger will include the period during which the shares of Acquiree Common Stock surrendered in exchange therefor were held, provided such shares of Acquiree Common Stock were held as capital assets at the Effective Time. In rendering their opinion, such counsel may require and rely upon representations contained in certificates of officers of Acquiror, Acquiree and others.

                    (i)  Fairness Opinion.  The Board of Directors of Acquiree
                         ----------------
shall have received a letter, in form and substance satisfactory to Acquiree, dated the date on which the SEC declares the Registration Statement effective, pursuant to which Alex. Brown & Sons Incorporated shall express its opinion that the consideration to be received by Acquiree's shareholders pursuant to
Section 1.2 hereof is fair from a financial point of view.

          5.2.   Conditions Precedent to Obligations of Acquiror.  The
                 -----------------------------------------------
obligations of Acquiror to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions unless waived by Acquiror:

               (a)  Accuracy of Representations and Warranties.  All
                    ------------------------------------------
representations and warranties of Acquiree contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

               (b)  Acquiree's Performance.  Acquiree shall have performed in
                    ----------------------
all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to the Closing Date, as set forth in Article 4 and elsewhere herein.

               (c)  Officer's Certificate.  Acquiror shall have received a
                    ---------------------
certificate signed by the Chief Executive Officer and the Chief Financial Officer of Acquiree, dated the Closing Date, certifying as to the matters set forth in subparagraphs 5.2(a) and (b).

               (d)  Opinion of Counsel.  Acquiror shall have received an
                    ------------------
opinion in form and substance satisfactory to Acquiror dated the Closing Date, of Pepper, Hamilton & Scheetz covering the matter set forth in Sections 2.2, 2.5, 2.7 and 2.8 hereof, subject to such exceptions and qualifications as shall be acceptable to Acquiror.

               (e)  Blue Sky.  Acquiror shall have received all state
                    --------
securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

               (f)  Accountants' Comfort Letters.  Acquiror and its directors
                    ----------------------------
and officers who sign the Registration Statement shall have received from Acquiree's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to the Acquiree's shareholders and (ii) shortly prior to the Closing Date, with respect to certain financial information regarding

Acquiree in the form customarily issued by such accountants at such time in transactions of this type.

               (g)  FUSA Contracts.  The Credit Card Portfolio Purchase and Sale
                    --------------
Agreement ("Sale Agreement") between Acquiree and First USA Bank ("First USA") dated as of May 28, 1993 shall be terminated. Additionally, the Correspondent Bank Agreement ("Correspondent Agreement") between Acquiree and First USA also dated May 28, 1993 which provides that for an initial period of three years Acquiree will on an exclusive basis promote, publicize and support the availability of credit cards issued by First USA, shall be terminated. The Sale Agreement and Correspondent Agreement shall be terminated in accordance with this subsection (g) at or prior to the Closing Date for an aggregate cash consideration paid by Acquiree not to exceed $650,000.

               (h)  Clarke American Contract.  The Clarke American Agreement
                    ------------------------
between Acquiree and Clarke American Checks, Inc. ("Clarke") commencing on September 27, 1992 and which provides that for a term of three years Acquiree agrees to exclusively promote the sale of Clarke products to Acquiree's customers shall be terminated at or prior to the Closing Date for cash consideration paid by Acquiree not to exceed $5,000 for each month remaining in the contract as of the date of termination.

          5.3.   Conditions Precedent to Obligation of Acquiree.  The obligation
                 ----------------------------------------------
of Acquiree to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions unless waived by Acquiree:

               (a)  Accuracy of Representations and Warranties.  All
                    ------------------------------------------
representations and warranties of Acquiror contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, and the additional representations and warranties with respect to Acquiror Sub set forth on Schedule 5.3(a) shall be true and correct as of the Closing Date.

               (b)  Acquiror's Performance.  Acquiror shall have performed in
                    ----------------------
all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date, as set forth in Article 4 and elsewhere herein.

               (c)  Officer's Certificate.  Acquiree shall have received a
                    ---------------------
certificate signed by the Chief Executive Officer and the Chief Financial Officer of Acquiror and Acquiror Sub, dated the Closing Date, certifying as to the matters set forth in subparagraphs 5.3(a) and (b).

               (d)  Opinion of Counsel.  Acquiree shall have received an
                    ------------------
opinion in form and substance satisfactory to Acquiree, dated the Closing Date, of counsel for Acquiror and Acquiror Sub covering the matters set forth in Section 2.1, 2.5, 2.7 and 2.8, with such exceptions and qualifications as shall be acceptable to Acquiree.

               (e)  Stock Listing.  The Acquiror Stock to be issued in the
                    -------------
Merger has been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

               (f)  Accountants' Comfort Letters.  Acquiree and its directors
                    ----------------------------
shall have received from Acquiror's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to Acquiree's shareholders and (ii) shortly prior to the Closing Date, with respect to certain financial information regarding Acquiror in the form customarily issued by such accountants at such time in transactions of this type.


                                   ARTICLE 6

                                   COVENANTS
                                   ---------

          6.1.   Tax-Free Reorganization Treatment.  Neither Acquiror nor
                 ---------------------------------
Acquiree shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

          6.2.   Employee Benefits.
                 -----------------

               (a) Acquiror hereby unconditionally agrees to, and agrees to cause its Subsidiaries to, honor, without modification, offset or counterclaim, all contracts, agreements and commitments of Acquiree or any of its Subsidiaries authorized by Acquiree or any of its Subsidiaries prior to the date of this Agreement which apply to any current or former employee or current or former director of Acquiree or any of its Subsidiaries, including without limitation the contracts with the employees listed on Schedule 6.2 attached hereto which have been entered into or authorized prior to the date hereof (the "Contract Employees"). In accordance with the terms of such contracts, agreements and commitments, Acquiror hereby assumes, subject to the consummation of the Merger, all of Acquiree's and its Subsidiaries' obligations under such contracts, agreements and commitments. With respect to each Contract Employee, Acquiror expressly agrees that: (i) in the event of any dispute under such employee's contract or under the terms of this Section 6.2, Acquiror shall pay all reasonable fees and disbursements of such employee's counsel in connection with all matters as to which such employee is the prevailing party; (ii) following the Effective Time, and so long as the employee remains employed by the Acquiror, until Acquiror merges Acquiree's pension plan into Acquiror's retirement plan, such employee shall be entitled to accrue benefits under Acquiree's pension plan in accordance with its provisions in effect immediately prior to the Effective Time; (iii) upon the merger of Acquiree's pension plan with Acquiror's retirement plan, such employee shall be granted prior service credit under Acquiror's plan for eligibility and vesting purposes, and shall begin to accrue benefits under Acquiror's retirement plan.

               (b) Without limiting the provisions of subparagraph (a), Acquiror hereby unconditionally agrees to, and to cause its Subsidiaries to, provide to officers and employees of Acquiree and its Subsidiaries who become or remain employees of the Acquiror or any of its Subsidiaries employee benefits, including, without limitation, pension benefits, health and welfare benefits, life insurance and vacation, which are no less favorable in the aggregate to those provided from time to time by the Acquiror and its Subsidiaries to their similarly situated officers and employees. Any employee of Acquiree or any of its Subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of the Acquiror or any of its Subsidiaries shall be given credit under such plan, program, policy, or arrangement for all service with Acquiree or any of its Subsidiaries prior to becoming such a participant for purposes of eligibility and vesting.

          6.3.   Indemnification; Directors' and Officers' Insurance.
                 ---------------------------------------------------

               (a) From and after the Effective Time, Acquiror agrees to indemnify and hold harmless each present and former director and officer of Acquiree or its Subsidiaries (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of Acquiree or a Subsidiary, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law (and also advance expenses incurred to the fullest extent permitted by applicable law); provided, however, that Acquiror shall
                                     --------  -------
not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

               (b)  Any Indemnified Party wishing to claim indemnification under
Section 6.3(a), upon learning of any such claim, action, suit, proceeding or investigation, shall within thirty (30) days thereof notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and
(iii) Acquiror shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

               (c) For a period of three years after the Effective Time, Acquiror shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Acquiree (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall Acquiror
                           --------  -------
be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 6.3(c), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Acquiree for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                                   ARTICLE 7

                                  TERMINATION
                                  -----------

          7.1.   Termination.  This Agreement may be terminated, and the Merger
                 -----------
abandoned, prior to the Effective Date, either before or after its approval by the shareholders of Acquiree:

               (a) by the mutual consent of the Acquiror and Acquiree, if the board of directors of each so determines by vote of a majority of the members of its entire board;

               (b) by Acquiror or Acquiree, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of the failure of the shareholders of Acquiree to approve this Agreement at its meeting called to consider such approval;

               (c) by Acquiror or Acquiree, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

               (d) by Acquiror or Acquiree by written notice to the other party if prior to March 31, 1995 either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

               (e) by Acquiror or Acquiree, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by March 31, 1995, unless the failure to so consummate by such time is due to the breach of any representation, warranty, agreement or covenant contained in this Agreement by the party seeking to terminate; or

               (f) by Acquiree, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the ten-day period commencing with the Termination Right Determination Date (as defined below) if the Market Value on the Termination Right Determination Date of shares of Acquiror Stock shall be less than $20 per share.

          For purposes of this Section 7.1(f), the term "Termination Right Determination Date" means the fifteenth day after the required approval of the responsible agency under the Bank Merger Act for the Merger.

          7.2.   Effect of Termination.  In the event of the termination of this
                 ---------------------
Agreement by either Acquiror or Acquiree, as provided above, except as otherwise provided in Section 8.3 hereof, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach of any other party of any covenant or willful misrepresentation contained in this Agreement.


                                   ARTICLE 8

                                 MISCELLANEOUS
                                 -------------

          8.1.   Certain Definitions; Interpretation.  As used in this
                 -----------------------------------
Agreement, the following terms shall have the meanings indicated:

          "Control" shall have the meaning ascribed thereto in the Bank Holding Company Act of 1956, as amended.

          "Material" means material to Acquiror or Acquiree (as the case may be) and its respective Subsidiaries, taken as a whole.

          "Material Adverse Effect," with respect to a Person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, that reduction in Acquiree's net income attributable to narrowing interest rate spreads shall not by itself constitute a Material Adverse Effect as to Acquiree so long as Acquiree manages its portfolio gap position in a manner consistent with past practices.

          "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          "Subsidiary," with respect to a Person, means any other Person controlled by such person.

When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference shall be to a Section or Article of, or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

          8.2.   Fees and Expenses.  All costs and expenses incurred in
                 -----------------
connection with this Agreement and the consummation of the transactions contemplated hereby shall, if incurred by Acquiror, be paid by Acquiror and shall, if incurred by Acquiree, be paid by Acquiree.

          8.3.   Survival. Only those agreements and covenants of the parties
                 --------
that are applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in Sections 4.1(c) and 8.2 shall survive such termination.

          8.4.   Public Announcements.  Unless required by applicable law,
                 --------------------
Acquiree and Acquiror will not issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party.

          8.5.   Notices.  All notices, requests, demands, waivers and other
                 -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

               (a)  if to Acquiree, to it at:

                    Germantown Savings Bank
                    Belmont and City Line Avenues
                    Bala Cynwyd, PA  19004
                    Attention:  Martin I. Kleppe, President and
                                   Chairman of the Board
                    Telecopier: (215) 668-9152
                    with a copy to:

                    Pepper, Hamilton & Scheetz
                    3000 Two Logan Square
                    Eighteenth & Arch Streets
                    Philadelphia, PA  19103-2799
                    Attention:  L. Garrett Dutton, Jr., Esquire
                    Telecopier: (215) 981-4750

               (b)  if to Acquiror, to it at:

                    CoreStates Financial Corp
                    1500 Market Street
                    Philadelphia, PA  19102
                    Attention:  David C. Carney,
                                Chief Financial Officer
                    Telecopier:  (215) 786-8963

                    with a copy to:

                    David T. Walker
                    Deputy General Counsel
                    CoreStates Financial Corp
                    PNB Building
                    17th Floor
                    Philadelphia, PA  19107
                    Telecopier:  (215) 973-8156

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

          8.6.   Entire Agreement.  This Agreement and the Schedules, Exhibits
                 ----------------
and other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.

          8.7.   Binding Effect; Benefit; Assignment.  This Agreement shall
                 -----------------------------------
inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.8.   Waiver.  Prior to the Effective Time, any provision of this
                 ------
Agreement may be (i) waived by the party benefitted by the provision or by both parties by a writing executed by an executive officer, or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of Acquiror, no such amendment or modification may be made which reduces or changes the form and amount of consideration payable pursuant to this Agreement without further shareholder approval.

          8.9.   Further Actions.  Each of the parties hereto agrees that,
                 ---------------
subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

          8.10.  Counterparts.  This Agreement may be executed in several
                 ------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          8.11.  Applicable Law.  This Agreement and the legal relations between
                 --------------
the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws rules thereof.

          8.12.  Severability.  If any term, provision, covenant or restriction
                 ------------
contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, each of Acquiror and Acquiree have executed this Agreement as of the date first above written.

                                       CORESTATES FINANCIAL CORP



                                       By: /s/ David C. Carney
                                          ___________________________
                                          Name:  David C. Carney
                                          Title:  Chief Financial Officer


                                       GERMANTOWN SAVINGS BANK



                                       By: /s/ Martin I. Kleppe
                                          ___________________________
                                          Name:   Martin I. Kleppe
                                          Title:  President

                                Schedule 1.2

                     Election and Allocation Procedures
                     ----------------------------------

     A.   Election and Allocation.
          -----------------------

          1. Subject to and in accordance with the allocation and election procedures set forth in this Schedule 1.2, each record holder of share of Acquiree Common Stock (other than holders of Dissenters' Shares) (the "Shareholders") shall, prior to the Election Deadline (as hereinafter defined) specify (a) the number of whole shares of Acquiree Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Cash Merger Consideration, and (b) the number of whole shares of Acquiree Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Stock Merger Consideration.

          2. Subject to and in accordance with the allocation and election procedures set forth in this Schedule 1.2, each holder of an Outstanding Option (the "Option Holders," and together with the Shareholders, the "Holders") shall, prior to the Election Deadline (as hereinafter defined) specify (a) the number of whole shares of Acquiree Common Stock subject to such Option Holder's Outstanding Option as to which the Option Holder shall desire to receive the Cash Out, and (b) the number of whole shares of Acquiree Common Stock subject to such Option Holder's Outstanding Option as to which the Option Holder shall desire to receive an Exchange Option.

          3. An election as described in clause (a) of Paragraph 1 or Paragraph 2 is herein referred to as a "Cash Election," and shares of Acquiree Common Stock as to which a Cash Election has been made are herein referred to as "Cash Election Shares." An election as described in clause (b) of Paragraph 1 or Paragraph 2 is herein referred to as a "Stock Election," and shares as to which a Stock Election has been made are herein referred to as "Stock Election Shares." A failure to indicate a preference in accordance herewith is herein referred to as a "Non-Election," and shares as to which there is a Non-Election are herein referred to as "Non-Electing Shares."

          4. Payment of cash pursuant to the Cash Merger Consideration and the Cash Out, and issuance of Exchange Options and of Acquiror Stock pursuant to the Stock Merger Consideration, shall be allocated to Holders such that the number of shares of Acquiree Common Stock (outstanding and subject to Outstanding Options, and including Dissenters' Shares) as to which cash is paid shall equal 45% of the aggregate number of shares of Acquiree Common Stock outstanding (including Dissenters' Shares) plus those subject to Outstanding Options (the "Aggregate Shares"), and the number of shares of Acquiree Common Stock (outstanding or subject to Outstanding Options) as to which Acquiror Stock or Exchange Options are issued shall equal 55% of the Aggregate Shares, as follows:

               a. If the number of Cash Election Shares plus the number of Dissenters' Shares is in excess of 45% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Stock Election Shares, (ii) Cash Election Shares of Option Holders shall be treated as Cash Election Shares without adjustment, and (iii) (A) Cash Election Shares of each Shareholder shall be reduced pro rata by multiplying the number of Cash Election Shares of such Shareholder by a fraction, the numerator of which is the number of shares of Acquiree Common Stock equal to 45% of the Aggregate Shares minus the aggregate number of Dissenters' Shares and the aggregate number of Cash Election Shares of Option Holders and the denominator of which is the aggregate number of Cash Election Shares of all Shareholders, and (B) the shares of such Shareholder representing the difference between such Shareholder's initial Cash Election and such Shareholder's reduced Cash Election pursuant to clause (A) shall be converted into and be deemed to be Stock Election Shares.

               b. If the number of Stock Election Shares is in excess of 55% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Cash Election Shares, and (ii) (A) Stock Election Shares of each Holder shall be reduced pro rata by multiplying the number of Stock Election Shares of such Holder by a fraction, the numerator of which is the number of shares of Acquiree Common Stock equal to 55% of the Aggregate Shares and the denominator of which is the aggregate number of Stock Election Shares of all Holders, and
(B) the shares of such Holder representing the difference between such Holder's initial Stock Election and such Holder's reduced Stock Election pursuant to clause (A) shall be converted into to and be deemed to be Cash Election Shares.

               c. If the number of Cash Election Shares plus Dissenter's Shares is less than or equal to 45% of the Aggregate Shares and the number of Stock Election Shares is less than or equal to 55% of the Aggregate Shares, then (i) there shall be no adjustment to the elections made by electing Holders, and (ii) Non-Electing Shares of each Holder shall be treated as Stock Election Shares and/or as Cash Election Shares in proportion to the respective amounts by which the Cash Election Shares and the Stock Election Shares are less than the 45% and 55% limits, respectively.

          5. After taking into account the foregoing adjustment provisions, each Cash Election Share (including those deemed to be Cash Election Shares) shall receive in the Merger the Cash Merger Consideration pursuant to Section
1.2 or the Cash Out pursuant to Section 1.4, as applicable, and each Stock Election Share (including those deemed to be Stock Election Shares) shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares) pursuant to Section 1.2 or the Exchange Options pursuant to Section 1.4, as applicable.


     B.  Procedures.
         ----------

          1. Acquiree and Acquiror shall prepare a form for purposes of making elections and containing instructions with respect thereto (the "Election Form"). The Election Form shall be distributed to each Holder at such time as Acquiree and Acquiror shall determine and shall specify the date by which all such elections must be made (the "Election Deadline"), which date shall be determined by Acquiree and Acquiror but shall be not later than the business day prior to the Closing Date.

          2. Elections shall be made by Holders by mailing to First Chicago Trust Company of New York, or such other bank or entity as may be mutually acceptable to Acquiror and Acquiree as the exchange agent ("Exchange Agent"), a duly completed Election Form. To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the shares of Acquiree Common Stock or by the Outstanding Option as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by Acquiror. An Election Form and accompanying share certificates or Outstanding Options, as the case may be, must be received by the Exchange Agent by the close of business on the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form. Any share certificate or Outstanding Options which were submitted in connection with an election shall be returned to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificates.

          3. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Part A of this
Schedule 1.2.

          4. For the purposes hereof, a Holder who does not submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not effectively made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

          5. In the event that this Agreement is terminated pursuant to the provisions hereof and any shares or Outstanding Options have been transmitted to the Exchange Agent pursuant to the provisions hereof, Acquiror and Acquiree shall cause the Exchange Agent to promptly return such shares to the person submitting the same.

                             STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT, dated March 7, 1994, between Corestates Financial Corp, a Pennsylvania corporation ("Grantee"), and Germantown Savings Bank, a Pennsylvania capital stock savings bank ("Issuer").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

          WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 419,000 shares of common stock, par value $0.10 per share ("Common Stock"), of Issuer at a price per share equal to $53.75 (such price as adjusted pursuant to Section 5 hereof is hereinafter referred to as the "Option Price"); and agrees that upon receipt of approval from the Pennsylvania Department of Banking the number of shares of Common Stock subject to the Option hereunder shall be automatically increased to 834,000 shares. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written
                      --------
notice of such exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of nine months after termination of the Merger Agreement if such termination follows the occurrence of an Initial

Triggering Event (provided that if an Initial Triggering Event continues or
                  --------
occurs beyond such termination, the Exercise Termination Event shall be nine months from the expiration of the Last Triggering Event but in no event more than twelve months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the option. Notwithstanding the foregoing, the Option may not be exercised if, at the time of exercise or repurchase, Grantee is in breach of any covenant or obligation contained in the Merger Agreement.

               (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                    (i) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act, and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or an Issuer Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or an Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Issuer or an Issuer Subsidiary;

                   (ii) Any person other than Grantee, any Grantee subsidiary or Issuer acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder);

                  (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                   (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition

Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                    (v) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

               (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                    (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common stock; or

                   (ii) The occurrence of an Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) thereof shall be 25%.

               (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") after it becomes aware that such an event has occurred, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

               (e) In the event the Holder is entitled to and wishes to exercise the option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve
- --------
Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

               (f)  At the closing referred to in subsection (e) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank
        --------
account shall not preclude the Holder from exercising the Option.

               (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

               (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder, if applicable, and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

          5. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

               (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exorcise hereof shall be appropriately adjusted.

               (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall he adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

          6. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation (the "Substitute Option Issuer").

               (b)  The following terms have the meanings indicated:

                    (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                    (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                    (3) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the 30 day period prior to the event resulting in the issuance of the Substitute Option, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Assigned Value, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder.

                    (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of
                                    --------
the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

               (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal
        --------
reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

               (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number off shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

               (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the outstanding shares of common stock of the Substitute Option Issuer outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of outstanding common stock of the Substitute Option Issuer outstanding prior to exercise but for this clause (e), the Substitute Option Issuer shall make a cash payment to Holder equal to the excess off (i) the value of the Substitute option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

          7. The 30-day period for exercise of certain rights under Sections 2 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act by reason of such exercise. Nothing contained in this Agreement shall restrict Grantee from specifying alternative exercising of rights pursuant to Section 2 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this
Section 7.

          8.   Issuer hereby represents and warrants to Grantee as follows:

               (a) Issuer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

               (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          9. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such subsequent Triggering Event (or such later period as provided in section 7); provided, however, that until the date 30 days following
                        --------  -------
the date on which the Federal Reserve Board approves an application by Grantee under the Bank Holding Company Act to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or
                                                         ----
investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

          10. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.

          11. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          12. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determineS that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

          13. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          16. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          17. Except as otherwise expressly provided herein or in or pursuant to the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          18. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                       GERMANTOWN SAVINGS BANK



                                       By:/s/ Martin I Kleppe
                                          _______________________________
                                          Name:   Martin I. Kleppe
                                          Title:  President



                                       CORESTATES FINANCIAL CORP



                                       By:/s/ David C. Carney
                                          _______________________________
                                          Name:   David C. Carney
                                          Title:  Chief Financial Officer